Exhibit 99.1

SS Innovations Welcomes “Father of Surgical Robotics” Dr. Fredric Moll to Board

Dr. Moll, founder of Intuitive Surgical, to serve as Vice Chairman.

FORT LAUDERDALE, FL, September 10, 2024) -- SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making world-class robotic surgery affordable and accessible to a global population, is pleased to announce the addition of Dr. Fredric Moll to its Board of Directors, where he will serve as Vice Chairman. Dr. Moll is the founder of Intuitive Surgical and is widely regarded as the “father of surgical robotics.”

Dr. Moll brings a wealth of industry experience and expertise to the board: He oversaw the development and commercialization of the da Vinci surgical robotic system. He most recently served as Chief Development Officer for Johnson & Johnson Medical Devices Companies from April 2019 to March 2023. Dr. Moll was a co-founder, Chairman and Chief Executive Officer of Auris Health, Inc., a robotics medical device company that was acquired by Johnson & Johnson in 2019. Dr. Moll is also the Founding Partner of Sonder Capital Management, LLC, a healthcare venture capital investment firm. He served on the board of Shockwave Medical, Inc. from March 2011 through its acquisition by Johnson & Johnson in May 2024. Dr. Moll was an early investor in Avra Medical Robotics and is a current investor in SS Innovations.

“The strength and caliber of Dr. Moll’s leadership is peerless, and he will be a tremendous addition to our Board of Directors,” said Dr. Sudhir Srivastava, SS Innovations Chairman and CEO . “Joining us during the most robust phase of global growth to date, his appointment is perfectly timed. As a pioneer in robotic surgery, Dr. Moll offers a unique perspective and legacy as well as superior insight on the direction and promising future of the industry and SS Innovations.”

Dr. Moll added, “I am excited to help with SS Innovation’s mission to bring the benefits of robotic surgery not just to more people in the United States but also to the rest of the world. This technology should be available to everyone on the planet, and I believe the Company successfully addresses the reasons why others have not yet been able to do so. It is much more affordable than what is out there now without sacrificing any clinical capabilities. It even has capabilities such as in cardiac that no one else even has. I also believe that the system’s proven telesurgery capabilities as well as its related teaching and proctoring tools will prove invaluable.”

Earlier this year, SS Innovations launched the SSI Mantra 3, the newest and most advanced version of its surgical robotic system that makes possible more affordable and accessible surgical care across the globe.

The SSi Mantra 3 provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more while engaging with surgeons and surgical teams to improve safety and efficiency during procedures. The regulatory approval process from the U.S. Food and Drug Administration (FDA) is already underway, and SS Innovations anticipates receiving approval to market in the latter part 2025.

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra” its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About SSi Mantra

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular arm configuration, 3D 4K vision open-console design and superior ergonomics, the system engages with the surgeon and surgical teams to improve safety and efficiency during procedures. The SSi Mantra system has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 80 different types of surgical procedures. SS Innovations has commenced the regulatory approval process in the United States and the European Union and anticipates receiving FDA approval to market and CE Mark approval in 2025.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

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